FOR IMMEDIATE RELEASE

                                   Media & Analyst Contact: Emory Epperson
                                                            (714) 727-7958



          AST COMPUTER NAMES SCOTT BOWER TO LEAD AMERICAS SALES EFFORTS



IRVINE, Calif., Jan. 17, 1997 -- AST Research Inc. (ASTA--NASDAQ) today announced that Scott Bower has joined the company as senior vice president, sales and marketing, Americas, and an officer.

     Bower, 46, will be responsible for overseeing sales, channel development and product marketing activities throughout the company's Americas region, which includes the United States, Canada and Latin America.

     "Scott will play a key role in AST's market share growth and return to profitability activities," said Y.S. Kim, AST president and chief executive officer. "Our goal is to leverage his dynamic energy and the successes he has achieved throughout his career to improving revenues within our Americas region."

     Bower is a PC industry veteran, having spent more than 23 years at IBM where he served in various sales and marketing positions, including market introductions of the popular ThinkPad line of mobile systems and ValuePoint family of desktop products. Most recently, Bower was vice president of sales and marketing at Samsung Electronics America, where during a 18-month term he led efforts which increased sales and brand awareness of the company's mobile and peripheral products by more than 50 percent.

     "AST represents an exciting opportunity," said Bower. "My objectives will be to help our reseller partners receive ample quantities of the latest in PC technologies and oversee implementation of our comprehensive service and sales support programs. In addition, I will help further the efforts to drive increasing customer demand for AST products through our reseller base."

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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